Liberty Bancorp, Inc.





March 28, 1994




To Each Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders which will be held this year in the First Place Auditorium, Lower Level, First National Tower, 15 East Fifth Street, Tulsa, Oklahoma, on Wednesday, April
20, 1994, at 1:00 p.m. Accompanying this letter is the formal Notice of the meeting and proxy material. Parking will be provided in the American Parking Garage (entrance on Boulder Avenue between Fifth Street and Fourth Street).
We welcome your attendance at the meeting.


                            Sincerely,

                             /S/Charles E. Nelson

                            Charles E. Nelson
                            Chairman and Chief Executive Officer









































Liberty Bancorp, Inc.

Liberty Tower -- 100 North Broadway
Oklahoma City, Oklahoma




NOTICE OF SHAREHOLDERS' MEETING

TO EACH SHAREHOLDER:

     Notice is hereby given that the Annual Meeting of Shareholders of Liberty Bancorp, Inc., an Oklahoma corporation, will be held in the First Place Auditorium, Lower Level, First National Tower, 15 East Fifth Street, Tulsa, Oklahoma, on Wednesday, April 20, 1994 at 1:00 p.m., for the following purposes:

     1.  To elect four Directors for a term of three years; and

     2. To transact such other business as may properly be brought before the Annual Meeting.

     The meeting may be adjourned from time to time and, at any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to shareholders unless required by the Bylaws.

     The holders of Common Stock of record at the close of business on March 1, 1994 shall be entitled to notice of, and to vote at, the Annual Meeting. A list of such shareholders will be available at the Stock Transfer Department of Liberty Bank and Trust Company of Oklahoma City, N.A., 100 North Broadway, Oklahoma City, and the office of the Corporate Secretary at Liberty Bank and Trust Company of Tulsa, N.A., 15 East Fifth Street, Tulsa, Oklahoma for ten days before the Annual Meeting and at the Annual Meeting.

                           BY ORDER OF THE BOARD OF DIRECTORS


                               Kenneth R. Brown, Secretary
DATE:  March 28, 1994

Please Sign The Enclosed Form of Proxy and Return It Promptly In The Envelope Enclosed For That Purpose. You May Nevertheless Vote In Person If You Do Attend The Meeting.


Liberty Bancorp, Inc.


PROXY STATEMENT

LIBERTY BANCORP, INC.
Liberty Tower -- 100 North Broadway
Oklahoma City, Oklahoma 73102


ANNUAL MEETING OF SHAREHOLDERS

April 20, 1994

     The following information is furnished in connection with the Annual Meeting of Shareholders of Liberty Bancorp, Inc. (the "Company") to be held on Wednesday, April 20, 1994 at 1:00 p.m. in the First Place Auditorium, Lower Level, First National Tower, 15 East Fifth Street, Tulsa, Oklahoma, and will be mailed on or about March 28, 1994 to holders of record of Common Stock as of the record date.

     The record date and hour for determining shareholders entitled to vote have been fixed at the time of the closing of business of the Company on March 1, 1994. On that date, the Company had outstanding 9,477,819 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote.

     The enclosed proxy for the Annual Meeting of Shareholders is being solicited by the Company's Board of Directors and is revocable at any time prior to the exercise of the powers conferred thereby. The cost of soliciting the proxies in the enclosed form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegraph, and by banks, brokerage houses and other institutions. Nominees or fiduciaries will be requested to forward the solicitation material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy materials to their principals.

     Unless otherwise directed in the accompanying form of proxy, the persons named therein will vote FOR the election of the four director nominees. As to any other business which may properly come before the meeting, they will vote in accordance with the recommendations of the Board of Directors, although the Company does not presently know of any other such business.

ANNUAL REPORT

     The Company's Annual Report to Shareholders, covering the fiscal year ended December 31, 1993, including audited financial statements, is enclosed. No parts of the Report are incorporated in this Proxy Statement or are deemed to be a part of the material for the solicitation of proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     At March 1, 1994, the Company had outstanding 9,477,819 shares of Common Stock (excluding treasury stock). The following table sets forth, as of March 1, 1994, the number and percentage of shares beneficially owned, along with the nature of such beneficial ownership, by those persons known by the Company to be the beneficial owners of more than five percent of the outstanding Common Stock based upon the most recent information provided by such persons to the Company.


                                                        Beneficial Ownership
                                                  Number of
                                                  Shares and           Percent
                                                  Nature of              of
       Name                    Address            Ownership             Class

John E. Kirkpatrick     1300 N. Broadway          1,792,895(2)(a)        18.92%
  and Family            Oklahoma City, OK  73103

Robert E. Torray        6610 Rockledge Dr.        1,188,591(b)
                        Suite 450                   574,240(2)(c)
                        Bethesda, MD  20817       ---------
                                                  1,762,831              18.60%

State Farm Mutual       One State Farm Plaza        645,161(1)            6.81%
  Automobile Insurance  Bloomington, IL  61710
  Company

Liberty Bancorp, Inc.   100 N. Broadway             598,098(2)(d)         6.31%
  Profit Sharing,       Oklahoma City, OK  73102
  Salary Deferral
  and Employee Stock
  Ownership Plan and
  Trust Agreement

Helmerich & Payne,      1579 E. 21st Street         500,000(1)(e)        5.28%
  Inc.                  Tulsa, OK  74114



(1)     Sole voting and investment power.

(2)     Shared voting and investment power.

     (a) John E. Kirkpatrick and various family members have indicated that they act together in connection with the voting of shares of the Company's Common Stock indicated as beneficially owned by them.

     (b) Of the 1,188,591 shares of the Company's Common Stock shown, Mr. Torray claims to have sole voting and investment power for 356,155 common shares which he owns individually; 8,638 common shares which he owns in joint tenancy with his wife; 600 shares held as custodian for his children; 1,000 shares held jointly with certain other individuals; and 4,000 shares held as trustee of the Helen Thore Revocable Trust. Of the remaining 818,198 shares being reported, Robert E. Torray & Co. (of which Mr. Torray is the sole shareholder and President) beneficially owns in respect of its clients all such shares. Of these 818,198 shares, Mr. Torray has sole voting power over 663,498 of such shares, sole dispositive power over 806,198 shares; and shared dispositive power over 12,000 such shares.

     (c) Of the 574,240 shares of the Company's Common Stock over which Mr. Torray may be deemed to have shared voting and investment power, The Energy Recovery Fund owns 544,240 common shares. Mr. Torray is a general partner of T&B Energy Limited Partnership, which is the general partner of Energy Recovery Partners Limited Partnership, which is, in turn, the general partner of the Energy Recovery Fund. These powers are shared with the other general partner of T&B Energy Limited Partnership, Frank A. Benevento, II. Mr. Torray may also be deemed to have shared voting and investment power as to 30,000 shares in the Torray Fund as President of the Torray Corporation, the investment manager of the Torray Fund.

     (d) Of these shares, 160,009 shares of the Company's Common Stock are unallocated to employees and are owned by the Profit Sharing, Salary Deferral and Employee Stock Ownership Plan and Trust. These shares are voted by the Company's Employee Benefit Administration Committee, composed of certain officers of the Company or its subsidiaries. The remaining 438,089 shares of the Company's Common Stock in the Plan have been allocated to the individual employees and are voted by those employees. All of these shares are held of record by Liberty Bank and Trust Company of Oklahoma City, N.A. ("Liberty Oklahoma City") as Trustee of the Plan and Liberty Oklahoma City has dispositive power over such shares under certain circumstances. Liberty Oklahoma City also holds of record additional shares, which represent less than 1/2 of 1% of the Company's outstanding Common Stock, as Trustee under other trust agreements.

     (e) The shares indicated as beneficially owned by Helmerich & Payne, Inc., of which corporation Mr. Walter H. Helmerich, III is Chairman, exclude any shares held by him in various trust accounts and by another corporation of which Mr. Helmerich is President. Mr. Helmerich disclaims beneficial ownership of all shares held by Helmerich & Payne, Inc.

ELECTION OF DIRECTORS

   The authorized number of directors of the Company following the Annual Meeting will be twenty (20). The Bylaws specify that the directors of the Company shall be divided into three classes approximately equal in number, with each director serving a three-year term.

   The following persons have been nominated by the Board of Directors for election to three-year terms on the Company's Board of Directors: Robert S. Ellis, M.D., Edward C. Lawson, Jr., Charles E. Nelson, and William G. Paul. Additional nominations from the floor will be accepted at the Annual Meeting. Should any of the nominees to the Board of Directors not be a candidate at the Annual Meeting, all proxies received will be voted in favor of the remainder of those nominated and for such substitute nominees, if any, as shall be designated by the Board and nominated by any of the proxies named in the enclosed proxy form.

   Certain information concerning the Board's nominees to the Board of Directors of the Company and other directors of the Company is set forth below based on information supplied by the directors or nominees. All information is as of March 1, 1994.


                                                                                              Common Stock
                                                                           Year Term     Number of
                         Principal Occupation,                 First Year   Expires      Shares and
                         Directorships of Other                 Became a     as a        Nature of      Percent
Name                     Public Companies and Age               Director   Director      Ownership    of Class(1)
Nominees
Robert S. Ellis, M.D.    Physician, Oklahoma Allergy Clinic,       1990     1994        4,458(2)          .05%
                         Oklahoma City, OK; age 67

Edward C. Lawson, Jr.    President, Lawson Petroleum Company       1990     1994           67(2)
                         (oil and gas drilling, exploration and                        13,694(4)
                         production), Tulsa, OK; age 60                                ------
                                                                                       13,761             .15%

Charles E. Nelson        Chairman and Chief Executive Officer      1990     1994          914(2)
                         of the Company and Chairman,                                  61,086(3)
                         President and Chief Executive Officer                            456(4)
                         of Liberty Oklahoma City, OK; age 51                           1,688(5)
                                                                                        1,343(6)
                                                                                       ------
                                                                                       65,487             .69%

William G. Paul          Senior Vice President and General         1984     1994        3,646(2)
                         Counsel, Phillips Petroleum Company,                             100(4)
                         (integrated public oil company),                               -----
                         Bartlesville, OK; age 63                                       3,746             .04%

Directors

Molly Shi Boren          Attorney, Arlington, VA; age 50           1990     1995           10(2)           --

Donald L. Brawner, M.D.  Retired Surgeon, Tulsa, OK; age 69        1984     1995          101(2)
                                                                                       24,848(4)
                                                                                       ------
                                                                                       24,949              .26%

Thomas G. Donnell        President and Chief Executive Officer,    1990     1996            6(2)           --
                         Cain's Coffee Company (manufacturer
                         and distributor of coffee, spices and
                         related products), Oklahoma City, OK;
                         age 60

Martin E. Fate, Jr.      Private Consultant; Retired President,
                         Chief Executive Officer and Vice
                         Chairman, Public Service                  1990     1995          600(2)           .01%
                         Company of Oklahoma (public utility),
                         Tulsa, OK; age 61

William F. Fisher, Jr.   Chairman, President and Chief             1990     1996          710(2)           .01%
                         Executive Officer, FISHERCORP,
                         Inc., which owns Miss Jackson's
                         (department store), Tulsa, OK; age 54

C. W. Flint, Jr.         Retired Chairman, Flint Industries,       1984     1996        4,066(2)(a)        .04%
                         Inc. (construction of commercial
                         buildings and oilfield servicing);
                         Director, Helmerich & Payne, Inc.,
                         Pennzoil Corporation and Flint
                         Flint Resources Company, Tulsa,
                         OK; age 72

James L. Hall, Jr.       Member, Crowe & Dunlevy, A                1990      1995       1,074(2)
                         Professional Corporation (attorneys),                          1,449(4)
                         Oklahoma City, OK; age 58                                      -----
                                                                                        2,523              .03%

Raymond H. Hefner, Jr.   President, Bonray, Inc.;                  1986      1995          10(2)
                         General Partner, Hefner Enterprises                           87,397(4)
                         (oil and gas drilling, exploration                            ------
                         and production), Oklahoma City, OK;                           87,407              .92%
                         age 66

Walter H. Helmerich, III Chairman, Helmerich & Payne, Inc.         1984      1996      23,500(2)
                         (petroleum exploration and production,                         6,000(4)
                         contract drilling, chemical manufactur-                       ------
                         ing, real estate development and                              29,500(b)           .31%
                         management); Director, Caterpillar,
                         Inc. Rikwell Company and Atwood
                         Oceanics, Inc.; Tulsa, OK; age 71

Joseph S. Jankowsky      Private investor, Tulsa, OK; age 59       1990     1996           10(2)           --

John E. Kirkpatrick      Managing Partner, Kirkpatrick Oil         1984     1996    1,792,895(4)(c)      18.92%
                         Company (independent oil company);
                         Chairman Emeritus of the Company,
                         Oklahoma City, OK; age 86

Herb Mee, Jr.            President and Director, Beard Oil         1990     1995           10(2)           --
                         Company (natural resource exploration
                         and development), Oklahoma City, OK;
                         age 65

W. N. Pirtle             Senior Vice President, Oklahoma           1990     1994          122(2)           --
                         Natural Gas Company (public utility),
                         a division of ONEOK, Inc., Oklahoma
                         City, OK; age 61

V. Lee Powell            President and Director, Fremont           1990     1995          212(2)           --
                         Energy Corporation and Powell
                         Resources, Inc. (oil and gas
                         exploration), Oklahoma City, OK;
                         age 60

Jon R. Stuart            President and Chief Executive Officer     1988     1995       94,857(2)
                         of First Stuart Corporation (radio                           104,834(4)
                         broadcasting and investments in                              -------
                         commercial real estate and oil and gas                       199,691             2.11%
                         properties), Tulsa, OK; age 45

Robert E. Torray         Chairman and President, Robert E.         1988     1996    1,188,591(d)
                         Torray & Co., Inc. (investment                               574,240(4)(e)
                         management company); President, The                        ---------
                         Torray Corporation; President, The Torray                  1,762,831            18.60%
                         Fund; Chairman, Birmingham Capital
                         Management Company, Inc. and
                         Chairman, Energy Recovery Management,
                         Inc., Bethesda, MD; age 56

John S. Zink             President, Zeeco, Inc. (manufacturer      1990     1996           10(2)           --
                         of industrial combustion equipment),
                         Broken Arrow, OK; age 65


Named Executive
Officers Who Are Not
Nominees or Directors
W. H. Thompson, Jr.                                                                         252(2)
                                                                                         35,200(3)
                                                                                            997(5)
                                                                                            964(6)
                                                                                         ------
                                                                                         37,413            .39%

William M. Bell                                                                           1,070(2)
                                                                                         25,000(3)
                                                                                          8,035(5)
                                                                                            476(6)
                                                                                         ------
                                                                                         34,581           .36%

Kenneth R. Brown                                                                          3,129(2)
                                                                                         23,500(3)
                                                                                          2,861(5)
                                                                                            561(6)
                                                                                         ------
                                                                                         30,051           .32%

Mischa Gorkuscha                                                                          2,489(2)
                                                                                         24,500(3)
                                                                                            560(4)
                                                                                          4,419(5)
                                                                                            595(6)
                                                                                         ------
                                                                                         32,563           .34%

All directors, nominees                                                                 524,066(2)
and executive officers                                                                  213,686(3)
as a group (28 persons)                                                               2,606,473(4)
                                                                                         25,950(5)
                                                                                          5,192(6)
                                                                                        806,198(7)
                                                                                      ---------
                                                                                      4,181,565         43.15%



(1) Percent of Common Stock is calculated without regard to shares of Common Stock issuable upon exercise of outstanding stock options, except that any shares a person is deemed to own by having a right to acquire by exercise of an option are considered outstanding solely for purposes of calculating such person's percentage ownership. Each share of Common Stock is entitled to one vote on all matters submitted to shareholders.

(2) Sole voting and investment power.

(3) Right to acquire by exercise of stock option(s) currently exercisable or exercisable within 60 days.

(4) Shared voting and investment power.

(5) Sole voting power under the Profit Sharing, Salary Deferral and Employee Stock Ownership Plan and Trust Agreement.

(6) Sole voting power of restricted stock awarded under Management Incentive Bonus Plan.

(7) Sole dispositive power.

   (a) The shares indicated as beneficially owned by Mr. Flint exclude 96,320 shares of Common Stock owned by Flint Construction Company of South America, Inc. ("Flint S.A.") of which Mr. Flint once served as an officer and director. Mr. Flint still serves as a director of Flint S.A.'s parent company, Flint Resources Company. However, he is no longer active in the day-to-day operation of either company and does not have voting or dispositive power with respect to these shares. Mr. Flint disclaims beneficial ownership of these shares along with 3,270 shares of Common Stock held in trust accounts for grandchildren for which his wife is sole trustee with sole voting and dispositive power.

   (b) The shares indicated as beneficially owned by Mr. Helmerich exclude 500,000 shares of Common Stock owned by Helmerich & Payne, Inc. of which corporation Mr. Helmerich is Chairman. Mr. Helmerich disclaims beneficial ownership of these shares.

   (c) The 1,792,895 shares of Common Stock indicated as beneficially owned by Mr. Kirkpatrick are owned by him together with members of his family as indicated in Footnote (a) to the table under "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS."

   (d) See Footnote (b) to the table under "Security Ownership of Certain Beneficial Owners."

   (e) See Footnote (c) to the table under "Security Ownership of Certain Beneficial Owners."

     Each director of the Company also serves as a director of the Company's two principal bank subsidiaries ("Subsidiary Banks"), Liberty Oklahoma City, and Liberty Bank and Trust Company of Tulsa, N.A. ("Liberty Tulsa").

     The principal occupations or business activities of all nominees and directors listed above during the past five years have been substantially the same as those listed above, except as set forth below. Mr. Charles E. Nelson was employed as Chairman, President and Chief Executive Officer of Liberty Oklahoma City in December, 1988, and elected as President and Chief Executive Officer of the Company in December, 1989 and Chairman of the Company in February, 1992. In addition to the positions listed for Mr. Raymond H. Hefner, Jr., he served as Chairman and Chief Executive Officer of Bonray Energy Corporation from June, 1957 until November, 1991. Mr. Joseph S. Jankowsky, a private investor, served as President and Chief Executive Officer of Atlas Life Insurance Company from 1962 until his retirement in 1991. Mr.
C. W. Flint, Jr. served as Chairman of Flint Industries, Inc. from December, 1973 until his retirement in June, 1992. Mr. Martin E. Fate, Jr. served as President and Chief Executive Officer of Public Service Company of Oklahoma from February, 1982 until May, 1992 and as Vice Chairman until his retirement in May, 1993.

     No family relationships exist between any executive officers and directors of the Company.

Advisory Directors

     The Board of Directors, by resolution, has established a group of Advisory Directors of the Company and has appointed the persons described below to serve in such capacity. Advisory Directors of the Company serve in an advisory capacity to the Board of Directors of the Company and are designated annually, but are not elected by the shareholders and are not entitled to vote. Persons serving as Advisory Directors of the Company will also serve as Advisory Directors of each of the Subsidiary Banks.

     William C. Douce, age 74, is retired Chairman of the Board of Phillips Petroleum Company. Mr. Douce is also a director of Petrolite Corporation in St. Louis, Missouri.

     Charles W. Flint, III, age 43, is Chairman and President of Flint Construction of South America, Inc. and Flint Resources Company, and Chairman and Director of Flint Industries, Inc.

     Judy Z. Kishner, age 46, is Senior Vice President of Sooner Pipe and Supply Corporation located in Tulsa, Oklahoma.

     Gene C. Meyer, age 61, is retired Southern Division Vice President of Weyerhaeuser Forest Products Co. located in Hot Springs, Arkansas.

     Clifton L. Taulbert, age 49, is President and Owner of The Freemount Corporation located in Tulsa, Oklahoma and President of Texas Spike USA, Inc. located in San Antonio, Texas.

     J. Otis Winters, age 61, is Chairman of Pate, Winters & Stone, Inc., a consulting firm located in Dallas, Texas.

Committees

     Various members of the Company's Board of Directors comprise the Nominating Committee, Audit Committee, Directors' Loan Review Committee, Trust Committee, Investment Committee, Human Resources and Compensation Committee and Marketing Committee of the Company.

     The Nominating Committee evaluates and recommends to the Board nominees for election to the Board of Directors. Although there is no formal procedure for shareholders to recommend nominees for the Board of Directors, the Board will consider such recommendations if received one hundred and twenty days in advance of the Annual Meeting of Shareholders. Such recommendations should be addressed to the Chairman of the Nominating Committee. During 1993, the Nominating Committee was composed of Charles E. Nelson (Chairman), William F. Fisher, Jr., Walter H. Helmerich, III, John E. Kirkpatrick, William G. Paul, and Robert E. Torray. The Committee met once in 1993 to recommend the nominees for directors in 1993.

     The Audit Committee is responsible to the Board of Directors for establishing and reviewing continuous and periodic internal and external audits of the Company and its subsidiaries, reviewing the Company's compliance with various regulations including the Community Reinvestment Act and meeting with representatives of the Company's independent public accountants to review the results of their audits. The Audit Committee was composed of John S. Zink (Chairman), Molly Shi Boren, Edward C. Lawson, Jr., William G. Paul and J. Otis Winters. The Committee met ten times in 1993.

     The Directors' Loan Review Committee of Liberty Tulsa and Liberty Oklahoma City are responsible to the Board of Directors for the general oversight of the Company's lending activities. These two bank Committees were merged in June of 1993 and now perform their duties on a combined basis. The Company's internal loan review function reports directly to this combined Committee. The membership of the combined Committee was composed of Joseph S. Jankowsky (Chairman), Donald L. Brawner, M.D., Robert S. Ellis, M.D., C. W. Flint, Jr., James L. Hall, Jr., R. H. Hefner, Jr., A. P. Martin (an advisory director), Charles E. Nelson, Stephen D. Plunk, V. Lee Powell, W. H. Thompson, Jr. and Henry Zarrow (an advisory director). Liberty Tulsa's Directors' Loan Review Committee met five times during 1993 and Liberty Oklahoma City's Directors' Loan Review Committee met five times during 1993 and the combined Directors' Loan Review Committee met six times during 1993.

     The Trust Committee ensures adequate policies and procedures of the management of trust activities. This committee makes reports and recommendations to the Board of Directors concerning trust activities and such other matters as may be assigned by the Board of Directors. The Committee was composed of Raymond H. Hefner, Jr. (Chairman), Thomas G. Donnell, William C. Douce, Judy Z. Kishner, John E. Kirkpatrick and W. N. Pirtle. The Committee met eleven times in 1993.

     The Investment Committee ensures adequate investment and asset/liability management policies. This committee makes reports and recommendations to the Board of Directors concerning securities portfolio performance, investment banking performance, mortgage banking activities, liability structure and adequacy of procedures to manage sensitivity to fluctuations in interest rates and other matters as may be assigned by the Board of Directors. This Committee was composed of Herb Mee, Jr. (Chairman), Walter H. Helmerich, III, Joseph S. Jankowsky, W. N. Pirtle, Robert E. Torray and J. Otis Winters and met three times during 1993.

     The Human Resources and Compensation Committee ensures adequate policies and procedures concerning the management of human resources focusing on compensatory systems, employee benefit plans and career development programs. The Committee was composed of V. Lee Powell (Chairman), Martin E. Fate, Jr., Charles W. Flint, III, James L. Hall, Jr., Gene C. Meyer and William G. Paul and met seven times during 1993. For more information concerning the functions of the Human Resources and Compensation Committee with respect to executive compensation, see "Executive Compensation and Other Information -- Human Resources and Compensation Committee Report on Executive Compensation."

     The Marketing Committee provides guidance to management in the development of policies regarding the marketing of products and services and oversees the coordination of the marketing and business development activities of the Company. The Committee also reviews certain aspects of the Company's Community Reinvestment Act compliance programs. This committee was composed of William F. Fisher, Jr. (Chairman), Robert S. Ellis, M.D., Martin E. Fate, Jr., Edward C. Lawson, Jr., Gerard J. Rothlein, Jr., Jon R. Stuart and Clifton L. Taulbert. The Committee met four times during 1993.

     The entire Board of Directors of the Company met eleven times during 1993.

     During 1993, all directors of the Company attended at least 75% of the aggregate of all meetings of the Board of Directors and committees on which they served except C. W. Flint, Jr., James L. Hall, Jr., Raymond H. Hefner, Jr., Herb Mee, Jr. and V. Lee Powell.

     During 1993, all directors of the Company received $500 for each Board meeting attended. Each director who served as a member of a committee received $150 for each committee meeting attended and the chairman of each committee received $250 for each meeting chaired.

Executive Officers

     Certain information concerning the executive officers of the Company is set forth below:

     In addition to Charles E. Nelson, the Company's Chairman and Chief Executive Officer, the following officers of the Company or its subsidiaries serve on the Company's Managing Committee, which is the senior management committee responsible for the development and implementation of Company policies, subject to approval of the Board of Directors, when appropriate.

   William M. Bell, age 58, is Senior Vice President of the Company and Vice Chairman of Liberty Oklahoma City and is responsible for the Company's trust activities. Mr. Bell has been with the Company for 28 years and has served as a director of Liberty Oklahoma City for 21 years.

   Kenneth R. Brown, age 57, is Senior Vice President and Secretary of the Company and is responsible for the investments and the capital markets activities of the Company. He also serves as Executive Vice President, Secretary and Cashier of Liberty Oklahoma City. Mr. Brown has been with the Company for 36 years.

   Mischa Gorkuscha, age 47, is Senior Vice President and Chief Financial Officer of the Company, Chairman of Liberty Mortgage Company and Executive Vice President of Liberty Oklahoma City. Mr. Gorkuscha has been with the Company since 1976.

   W. Jeffrey Pickryl, age 42, is Senior Vice President and Chief Credit Officer of the Company and was elected President of Liberty Tulsa in November, 1993. Mr. Pickryl is responsible for the Company's commercial banking and credit administration activities and has been with the Company since 1983.

   Stephen D. Plunk, age 43, is Senior Vice President of the Company and Executive Vice President of Liberty Oklahoma City. Mr. Plunk has been with the Company for ten years, and served as President of Liberty Tulsa from March, 1990 to November, 1993. Mr. Plunk has oversight responsibility for the Company's operations and data processing activities as well as its special assets operations.

   Douglas L. Ruhl, age 45, is Senior Vice President of the Company and is responsible for its retail banking activities. He is also Executive Vice President of Liberty Oklahoma City. Mr. Ruhl has been with the Company since 1987.

   W. H. Thompson, Jr., age 59, is President of the Company and is Chairman and Chief Executive Officer of Liberty Tulsa. Mr. Thompson has been a director of Liberty Tulsa since 1978 and has been with the Company since 1990. Prior to his election as Chief Executive Officer of Liberty Tulsa, Mr. Thompson was employed as an energy consultant with W. H. Thompson and Associates and prior to that was President and Chief Executive Officer of MAPCO, Inc., a public energy company. Mr. Thompson is responsible for the Company's human resources functions and has oversight for its commercial banking and credit administration activities.


   All executive officers and senior officers serve at the pleasure of the Board of Directors.

Compliance with SEC Reporting Requirements

     Section 16 of the Securities Exchange Act of 1934 requires directors and certain officers of the Company to file reports with the Securities and Exchange Commission reflecting transactions by such persons in the Company's Common Stock. During 1993, to the knowledge of the Company or based on information provided by such persons to the Company, all officers and directors of the Company subject to such filing requirements fully complied with such requirements, except as set forth below.

     During 1990, Gene C. Meyer, an advisory director of the Company, became obligated to file one report covering one transaction. The obligation was not discovered until 1993, at which time a report was filed.

     During 1993, Donald L. Brawner, a director of the Company, was late filing one report covering two transactions.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

     The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries, to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) (hereafter referred to as the named executive officers) for the fiscal years ended December 31, 1991, 1992 and 1993:


EXECUTIVE COMPENSATION AND OTHER INFORMATION
SUMMARY COMPENSATION TABLE
                                            Annual Compensation(1)          Long Term Compensation
                                                                    Restricted               All
                                                                    Stock                    Other
Name and Principal                           Year  Salary   Bonus   Awards(2)     Options(#) Compensation(3)
Position
Charles E. Nelson                            1993  $352,000  $84,975    $24,813     -0-       $37,505
  Chairman, Chief Executive Officer          1992   325,697   33,000     47,850    55,000      10,277
  and Director of the Company and Chairman,  1991   304,447   12,000      -0-       -0-         7,296
  President and Chief Executive Officer of
  Liberty Oklahoma City
W. H. Thompson, Jr.                          1993  $237,000  $61,285    $17,987     -0-       $81,507
  President of the Company and               1992   214,265   23,800     34,361    35,000       8,188
  Chairman and Chief Executive Officer of    1991   195,635    8,000      -0-       -0-         3,980
  Liberty Tulsa
William M. Bell                              1993  $188,284  $44,033    $13,492     -0-       $27,443
  Senior Vice President-Trust of the         1992  $181,188   12,300     16,974    23,000      14,165
  Company and Vice Chairman of Liberty       1991  $178,281    8,000      -0-       -0-        12,353
  Oklahoma City
Kenneth R. Brown                             1993  $152,400  $44,033   $12,505      -0-       $24,735
  Senior Vice President-Investments and      1992   137,080   14,500    20,010     23,000      12,701
  Secretary of the Company and Executive     1991   116,733    8,000     -0-        -0-         9,959
  Vice President, Secretary and Cashier of
  Liberty Oklahoma City
Mischa Gorkuscha                             1993  $146,676  $44,033   $12,681      -0-       $21,878
  Senior Vice President, Chief Financial     1992   133,768   14,500    21,361     23,000      10,439
  Officer, Chairman of Liberty Mortgage      1991   116,000    8,000     -0-        -0-         8,103
  Company and Executive Vice President
  of Liberty Oklahoma City


(1) Personal benefits provided to each of the named executive officers under various Company programs do not exceed 10% of total annual salary and bonus reported for the named executive officer and are not included in this total.

(2) Amounts represent awards made pursuant to the Company's Management Incentive Bonus Plan. Restricted stock awards in 1992 vest over five years at the rate of 20% per year. Awards for 1993 vest on December 15, 1994 and consist of 918; 665; 499; 463 and 469 shares for Mssrs. Nelson, Thompson, Bell, Brown and Gorkuscha, respectively. The value of the restricted stock awarded to each of the named executive officers is based on the closing sale price per share of the Company's Common Stock reported in the NASDAQ National Market System for the thirty-day period immediately preceding the date of grant of the award as provided under the Management Incentive Bonus Plan. Dividends are paid on shares of restricted stock. As of December 31, 1993, the number and market value of shares of restricted stock holdings of each named executive officer (which excludes shares previously awarded but are no longer restricted) were as follows: Mr. Nelson -- 2,597 shares, $72,716; Mr. Thompson -- 1,871 shares, $52,388; Mr. Bell -- 1,095 shares, $30,660; Mr.
Brown -- 1,165 shares, $32,620; and Mr. Gorkuscha -- 1,213 shares, $33,964.

(3) Amounts represent Company contributions pursuant to the Company's Profit Sharing, Salary Deferral and Employee Stock Ownership Plan and Supplemental Executive Retirement Plan.

Option Exercises and Holdings

     The following table provides information, with respect to the named executive officers, concerning the exercise of options during the Company's last fiscal year and unexercised options held as of the end of the last fiscal year:





OPTION EXERCISES AND YEAR-END VALUE TABLE

                         Shares                       Number of Unexercised      Value of Unexercised In-the-
                        Acquired                      Options at FY-End (#)        Money Options at FY-End
Name                 on Exercise(#)  Realized($)   Exercisable   Unexercisable  Exercisable(1)  Unexercisable(1)
Charles E. Nelson          914         $14,258       50,086          79,000        $767,242       $786,000
W. H. Thompson, Jr.        -0-           -0-         28,200          46,800         430,050        472,200
William M. Bell            -0-           -0-         20,400          32,600         312,600        314,400
Kenneth R. Brown         1,250          26,500       19,150          32,600         293,100        314,400
Mischa Gorkuscha           500           7,800       19,900          32,600         304,800        314,400



(1) Market value of underlying shares of Common Stock at year-end ($28.00 per share), minus the exercise price.

Shareholder Return Performance

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder returns on the Company's Common Stock against the cumulative total return of the NASDAQ Stock Market (U.S. Companies) Index and the index for NASDAQ Bank Stocks compiled by the University of Chicago Center for Research in Security Prices ("CRSP") for the period of five fiscal years commencing January 1, 1989 and ended December 31, 1993. The line graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on January 1, 1989 and that any dividends were reinvested. The Company views the four-year period commencing January 1, 1990, which generally coincides with the election of Charles E. Nelson as President and Chief Executive Officer of the Company and the formation of the Company's present management team, rather than the full five-year period reflected in the line graph, as the appropriate time frame to measure the Company's shareholder return performance in relation to shareholder return performance generally.

                             COMPARISON OF FIVE YEAR CUMULATIVE RETURN
               AMONG LIBERTY BANCORP INC, CRSP INDEX for NASDAQ STOCK MARKET
(US Companies)
                               AND CRSP INDEX for NASDAQ BANK STOCKS
                                           Nasdaq
Measurement Period       LIBERTY BANCORP      US         Nasdaq
Fiscal Year Cove               INC         Companies   Bank Stocks

Measurement Pt-12/30/88         $100          $100        $100

FYE 12/29/89                    $108.1        $121.2      $111.2
FYE 12/31/90                    $ 81.1        $103.0      $ 81.4
FYE 12/31/91                    $145.9        $165.2      $133.6
FYE 12/31/92                    $327.0        $192.1      $194.2
FYE 12/31/93                    $305.6        $219.2      $221.3


Compensation Committee Interlocks and Insider Participation

     During 1993, the Human Resources and Compensation Committee of the Board of Directors was composed of V. Lee Powell (Chairman), Martin E. Fate, Jr., Charles W. Flint, III, James L. Hall, Jr., Gene C. Meyer and William G. Paul. The members of the Human Resources and Compensation Committee are not and have never been officers or employees of the Company or its subsidiaries. During 1993, Mr. William M. Bell, an executive officer of the Company, served as a member of the Compensation Committee of ONEOK, Inc. of which Mr. W. N. Pirtle, a director of the Company, is an executive officer.

     James L. Hall, Jr., a director of the Company and a member of the Human Resources and Compensation Committee, is a member of the law firm of Crowe & Dunlevy, A Professional Corporation, which provides legal services to the Company and its subsidiaries.

Human Resources and Compensation Committee Report on Executive Compensation

Overview and Philosophy

     The Human Resources and Compensation Committee of the Board of Directors (the "Committee") is primarily responsible for the development and implementation of the Company's executive compensation programs consistent with the compensation philosophy approved by the Board of Directors in 1992 as a part of a comprehensive review of the Company's executive compensation program. The Committee makes recommendations to the Board of Directors of the Company with respect to the various executive compensation plans which have been adopted by the Company as well as the specific compensation levels of executive officers. The Committee periodically reviews the Company's strategic plan to assure that the executive officer compensation programs support the objectives of the plan. The Board of Directors oversees the Committee by ratification and approval of Committee actions or recommendations.

Base Salaries

     Base salary levels for the Company's executive officers are set relative to comparably sized and situated companies in the banking industry. It is the objective of the Company to maintain base salaries that are market-centered or on the average competitive with amounts paid to senior executives with comparable qualifications, experience and responsibilities at other companies engaged in the same or similar business as the Company. After reviewing national and regional compensation data prepared by independent consultants, the Committee recommended executive officer salary increases in 1993 averaging 7.4% for all executive officers as a group and ranging from 4% to 10% individually. The increases were primarily merit based but also include competitive market considerations, generally designed to compensate executive officers at levels approximating the mid-point of the salary range for their respective positions.

Annual Incentive Compensation

     Annual incentive compensation was accrued in 1993 under the Company's Management Incentive Bonus Plan (the "Bonus Plan") adopted in 1992. The purpose of the Bonus Plan is to attract, retain and motivate key executives by providing a direct financial incentive in the form of an annual cash bonus and restricted stock compensation in such proportion as the committee determines upon the achievement of predetermined performance goals. The Bonus Plan provides for incentive compensation up to a maximum percentage of an executive's Salary (as defined in the Bonus Plan). In 1993, the Committee recommended and the Board approved Company performance objectives based on asset quality and return on assets and reviewed the individual performance objectives of each executive officer permitting bonuses of up to 35% of Salary. At the end of the year, the Committee reviewed the performance grades of individual officers and authorized payment of bonuses under the Bonus Plan based on the results of such review. Bonuses under the Bonus Plan for the named executives approximated 32% of Salary for 1993. Bonuses under the Bonus Plan were paid in cash up to 25% of Salary and any amount in excess of 25% was paid in restricted stock with a one year vesting period.

Equity Incentives

     The Company's 1990 Stock Option Plan (the "1990 Plan") and the restricted stock payout provision of the Bonus Plan compose the basis of the Company's long-term incentive plans for executive officers. The specific objective of these programs is to align executive and shareholder long-term interests by creating a strong link between executive pay and shareholder return. It is the intention of the Company that executives develop and maintain a significant, long-term stock ownership position in the Company's Common Stock. No options were granted in 1993 because all of the shares authorized under the 1990 Plan had been granted in prior years.

    The Company provides welfare benefits and retirement benefits to the executive officers that are generally available to Company employees. The Company contributions to the Profit Sharing, Salary Deferral and Employee Stock Ownership Plan ("Retirement Plan") are invested exclusively in Common Stock. Thus, the Retirement Plan design aligns employees' and shareholders' long-term financial interests. Company Common Stock represented 39.5% of total Retirement Plan assets allocated to employees based on market value at December 31, 1993. The market value of the shares of the Company Common Stock in the Retirement Plan and allocated to employee accounts was $12,005,340 at December 31, 1993 compared to $793,149 at December 31, 1987.

Chief Executive Officer Compensation

     Mr. Charles E. Nelson has served as Chief Executive Officer of the Company since his election in December, 1989. The Committee views the Company's performance since Mr. Nelson's election as Chief Executive Officer as the appropriate time frame to measure the Company's performance in relation to executive compensation generally, and Mr. Nelson's compensation in particular, rather than the five-year period commencing in 1989. His base salary paid in fiscal year 1993 was $352,000, an increase of $26,303, or 8%, over the previous year. The 1993 amount reflects a 10% base salary increase in May, 1993 recommended by the Committee after review of chief executive compensation in similarly situated banking companies, the Company's performance in 1992 and the first quarter in 1993 and the performance of Mr. Nelson's management team. Mr. Nelson's bonus for 1993 under the Bonus Plan was $109,788, consisting of $84,975 in cash and the remaining portion in restricted stock, and represented approximately 24% of total salary and bonus. Mr. Nelson's bonus was based primarily on the achievement of the Company performance objectives and, to a lesser extent, on his individual performance, which was reviewed and graded by the Committee. Mr. Nelson's total salary and bonus in 1993 increased 14% over his 1992 salary and bonus, compared to a 102% increase in the Company's net income in 1993 over 1992.

Mr. V. Lee Powell, Chairman
Mr. Martin E. Fate, Jr.
Mr. Charles W. Flint, III
Mr. James L. Hall, Jr.
Mr. Gene C. Meyer
Mr. William G. Paul

Members of the Human Resources and Compensation Committee

Termination of Employment and Change in Control Arrangements

     In January, 1993, the Board of Directors approved a Severance Compensation Plan for the benefit of the executive officers of the Company, including all of the named executives, which provides a severance payment to the participating executives if their employment with the Company or a successor is terminated within two years following a change in control, if such change in control occurs prior to January 20, 1996. Change in control for purposes of this plan is defined in the same manner as other Company plans having change in control provisions as (i) the date any entity or person becomes the beneficial owner or obtains voting control of 25% or more of the outstanding Common Stock of the Company; (ii) the date the shareholders approve a definitive agreement to merge or consolidate the Company with or into another corporation or sell substantially all of the assets of the Company; or (iii) a change in the composition of a majority of the Board of Directors within a twelve-month period. The termination of employment must be involuntary for reasons other than death, disability or cause (as defined in the plan) or voluntary with Good Reason (as defined in the plan, which includes reductions in compensation, relocation or demotions). The amount of severance payment payable under this plan is equal to two times a participant's average salary for the two years immediately preceding the termination reduced by the amount of any payments under the Company's Supplemental Executive Retirement Plan and is in no event greater than the amount that would be deductible to the Company under applicable Internal Revenue Code "golden parachute" payment limitations after taking into consideration all payments to a participant covered by such limitations (such as the payments deemed to have been received due to any acceleration of vesting of stock options, restricted stock grants or other benefits).

     A change in control (as defined above) would also result in the realization of other benefits by the named executive officers, including accelerated vesting of options outstanding under the Company's 1990 Stock Option Plan, removal of restrictions on shares of Common Stock awarded under the Company's Management Incentive Bonus Plan and accelerated vesting of benefits under the Company's Supplemental Executive Retirement Plan.

CERTAIN TRANSACTIONS

          Certain principal shareholders, directors of the Company and their associates were customers of and had loan transactions during 1993 with Liberty Oklahoma City and Liberty Tulsa. No such loans made during 1993 and none of them currently outstanding are classified as nonaccrual, past due, restructured or potential problem loans, and all such loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and (iii) did not involve more than normal risk of collectibility or present other unfavorable features at the time the loans were made. William M. Bell, an executive officer of the Company, has an outstanding mortgage loan from the Company made pursuant to the Company's Executive Mortgage Assistance Plan, which plan has been discontinued by the Company. Mr. Bell is the only executive officer of the Company with a loan outstanding under this plan. The largest amount borrowed by Mr. Bell during the year ended December 31, 1993 was $139,074.33 and the amount outstanding at December 31, 1993 was $134,589.58, with an interest rate of 7%.

     In February, 1993, the Company acquired First National Holding Company ("FNHC"), a one-bank holding company which owned First National Bank, Jenks, Oklahoma ("FNB Jenks"). FNHC was merged into the Company and FNB Jenks was merged into Liberty Tulsa, with the former office of FNB Jenks becoming a branch of Liberty Tulsa. The consideration paid by the Company to the shareholders of FNHC consisted of a total of 104,116 shares of the Company's Common Stock valued pursuant to the provisions of the Agreement and Plan of Reorganization entered into in connection with the acquisition at $31.26 per share, based on the average of the highest and lowest sales prices for shares of the Company's Common Stock as reported in the NASDAQ National Market System for the fifteen trading days immediately prior to the consummation of the acquisition.

     Members of the family and certain trusts for the benefit of members of the family of Charles W. Flint, Jr., a director of the Company, were shareholders of FNHC. Susan Flint Seay (daughter), Charles W. Flint, III
(son) and advisory director ofthe Company and Cynthia Coman Flint (daughter-in-law) as well as trusts for the benefit of grandchildren of Mr. Flint, of which Joan F. Flint (spouse) is trustee, received as their pro rata portion of the acquisition price a total of 58,744 shares of the Company's Common Stock. Also a shareholder in FNHC, Flint Construction Company of South America, Inc. ("Flint S.A.") received as its pro rata portion of the acquisition price 27,389 shares of the Company's Common Stock. Flint S.A. is a wholly-owned subsidiary of Flint Resources Company. Flint Resources Company is wholly-owned by the children of Mr. Flint and trusts for the benefit of the children and grandchildren of Mr. Flint. Mr. Flint is a director of Flint Resources Company. The terms of the acquisition were negotiated at arm's length by management and approved by the Boards of Directors of FNHC and the Company. The Board of Directors of the Company was fully informed of the interests of Mr. Flint's family prior to the approval of the acquisition by the disinterested members of the Board of Directors.

     In December, 1993, the Company acquired Tulbancorp, Inc. ("Tulbancorp"), a one-bank holding company which owned Bank of Tulsa, Tulsa, Oklahoma ("Bank of Tulsa"). Tulbancorp was merged into the Company and Bank of Tulsa was merged into Liberty Tulsa, with former offices of Bank of Tulsa becoming branches of Liberty Tulsa. The consideration paid by the Company to the shareholders of Tulbancorp consisted of a total of 348,095 shares of the Company's common stock which had a value, based on the closing sales price of the Company's common stock as reported in the NASDAQ National Market System on December 31, 1993, of $9,746,660. Jon R. Stuart, a director of the Company, was a shareholder of Tulbancorp and received as his prorata portion of the acquisition price a total of 59,641 shares of the Company's Common Stock. The terms of the acquisition were negotiated at arm's length by management and approved by the Boards of Directors of Tulbancorp and the Company. The Board of Directors of the Company was fully informed of the interests of Mr. Stuart prior to the approval of the acquisition by the disinterested members of the Board of Directors.

VOTING

     Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. Any other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

     Because directors are elected by a plurality rather than a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked "withhold authority" with respect to any one or more nominees will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.

     Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy. Shares represented by proxies returned by brokers where brokers' discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted on in the proxies.

INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen & Co., independent public accountants, has been reappointed by the Board of Directors of the Company as independent auditors for the Company to examine and report on its financial statements for 1994. They have been auditors of the accounts of the Company (and previously of Liberty National Corporation) since 1971. They were auditors of the accounts of First Tulsa Bancorporation, Inc. from 1978 until its consolidation into the Company in 1984. Representatives of Arthur Andersen & Co. are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     Ernst & Young, independent public accountants, have been reappointed by the Board of Directors of the Company as independent auditors for certain subsidiaries of the Company to examine and report on the financial statements of these subsidiaries for 1994. They have been auditors of the accounts of these subsidiaries since 1971.

PROPOSALS OF SHAREHOLDERS

     The Board of Directors will consider proposals of shareholders intended to be presented for action at the Annual Meeting of Shareholders. According to the rules of the Securities and Exchange Commission, such proposals shall be included in the Company's Proxy Statement if they are received in a timely manner and if certain other requirements are met. For a shareholder proposal to be included in the Company's Proxy Statement relating to the 1995 Annual Shareholders' Meeting, a written proposal complying with the requirements established by the Securities and Exchange Commission must be received at the Company's principal executive offices, located at 100 North Broadway, Oklahoma City, Oklahoma 73102, no later than November 28, 1994.

OTHER MATTERS

     Management does not know of any matters to be presented for action at the meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the meeting, it is intended that the Proxy solicited hereby will be voted in accordance with the recommendations of the Board of Directors.

     COPIES OF THE ANNUAL DISCLOSURE STATEMENTS FOR LIBERTY OKLAHOMA CITY AND LIBERTY TULSA MAY BE OBTAINED WITHOUT CHARGE TO THE SHAREHOLDERS BY WRITING TO THE CONTROLLER, LIBERTY BANCORP, INC., P.O. BOX 25848, OKLAHOMA CITY, OKLAHOMA, 73125.

COMMON STOCK
       PROXY

Liberty Bancorp, Inc.
100 Broadway, Oklahoma City, OK 73102


This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Mischa Gorkuscha and Myra D. Trahern as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock held of record by the undersigned on March 1, 1994 at the Annual Meeting of Stockholders to be held on April 20, 1994 or any reconvention thereof.



1. FOR all nominees listed below __       WITHHOLD AUTHORITY __
   (except as marked to the               to vote for the nominees listed
   contrary below)                        below

   (INSTRUCTION: to withhold authority to vote for any individual nominee, strike through the nominee's name in the list below)

   Robert S. Ellis, M.D., Edward C. Lawson, Jr., Charles E. Nelson and William
   G. Paul.

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY SHALL VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTIONS ARE INDICATED, IT WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1.

                                     DATED:______________________________, 1994


                               _______________________________________________
                                         (Signature of Stockholder)

                               _______________________________________________
                                 (Signature of additional Stockholder, if any)

                               Sign exactly as stock is held. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.